Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina (336) 783-3900 FAX (336) 789-3687

Press Release

For Immediate Release contact:	For additional information, please
July 25, 2006	Ted Ashby, CEO, or Mark Towe,
CFO	(336) 783-3900

Surrey Bancorp Reports Second Quarter Profits of $600,144

MOUNT AIRY, NC — Mount Airy-based Surrey Bancorp (the “Company”) announced today that the Company had posted earnings of $600,144 or $.34 per fully diluted share for the second quarter of 2006. This represents a 14% percent increase in profitability from the second quarter of 2005, when the Company reported earnings of $526,501 or a stock dividend adjusted $.30 per fully diluted share. The increase in earnings was the result of a significant increase in net interest income.

Total assets were $178,148,909 as of June 30, 2006, an increase of 2.9 percent from the $173,127,988 reported as of June 30, 2005. Net loans decreased 0.09 percent to $143,038,635, compared to $143,164,449 at the end of the second quarter of 2005. Asset quality remained strong with delinquency levels and loan losses in line with industry averages. Loan loss reserves were $2,436,380 or 1.67 percent of total loans as of June 30, 2006. Total deposits increased to $141,616,662 at the end of the second quarter, a 0.39 percent increase from the $141,065,467 reported at the end of the second quarter of 2005.

Surrey Bancorp (Stock Symbol SRYB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.